Exhibit 99.1

CONTACT:	Investor Relations
404-715-2170

Corporate Communications
404-715-2554, media@delta.com

Delta Air Lines Announces December Quarter Results

ATLANTA, January 20, 2015 – Delta Air Lines (NYSE:DAL) today reported financial results for the December 2014 quarter. Key points include:

•	Delta’s pre-tax income for the December 2014 quarter was $1.0 billion, excluding special items[1], an increase of $474 million over the December 2013 quarter on a similar basis. Delta’s net income for the December 2014 quarter was $649 million, or $0.78 per diluted share, and its operating margin was 12.6 percent, excluding special items.
•	For the full year 2014, Delta’s pre-tax income, excluding special items, was $4.5 billion, a $1.9 billion increase over 2013. Delta’s net income for the year was $2.8 billion with an operating margin of 13.1 percent, excluding special items.
•	On a GAAP basis including special items, Delta’s December quarter pre-tax loss was $1.1 billion, operating margin was -8.6 percent and net loss was $712 million, or $0.86 per share. On a GAAP basis including special items, Delta’s 2014 pre-tax income was $1.1 billion, operating margin was 5.5 percent and net income was $659 million.
•	2014 results include $1.1 billion in profit sharing expense, including $262 million in the December quarter, recognizing Delta employees’ contributions toward meeting the company’s financial goals.
•	The company’s strong cash generation allowed it to accelerate its capital deployment plans by reducing its adjusted net debt[2] to $7.3 billion, contributing an incremental $250 million above required funding to its defined benefit pension plans, and returning $1.35 billion to shareholders through a combination of $251 million of dividends and $1.1 billion of share repurchases in 2014.

“Our 2014 performance – an industry-leading operation, superior customer service, and a 70 percent increase in profits – shows that Delta is focused on delivering growing value for its employees, customers and investors,” said Richard Anderson, Delta’s chief executive officer. “As we begin 2015, we have a significant opportunity from lower fuel prices, which will drive more than $2 billion in fuel savings over 2014. Through our capacity discipline, pricing our product to demand, and the fuel savings, we expect to drive double-digit earnings growth, along with increased free cash flow and a higher return on invested capital in the upcoming year.”

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Revenue Environment

Delta’s operating revenue improved 6 percent, or $571 million, in the December 2014 quarter compared to the December 2013 quarter. Traffic increased 4.0 percent on a 3.7 percent increase in capacity.

•	Passenger revenue increased 4.6 percent, or $361 million, compared to the prior year period. Passenger unit revenue (PRASM) increased 0.8 percent year over year with a 0.6 percent improvement in yield.
•	Cargo revenue increased 2.1 percent, or $5 million, driven by increases in both freight volumes and yields.
•	Other revenue increased 21.3 percent, or $205 million, driven by SkyMiles revenues, third-party refinery sales, and joint venture settlements.

Comparisons of revenue-related statistics are as follows:

		Increase (Decrease)
		4Q14 versus 4Q13
		Change	Unit
Passenger Revenue	4Q14 ($M)	YOY	Revenue	Yield	Capacity
Domestic	4,190	10.7%	5.2%	2.8%	5.2%
Atlantic	1,229	1.7%	(0.5) %	2.0%	2.2%
Pacific	759	(5.6) %	(5.2) %	(3.0) %	(0.5) %
Latin America	560	8.5%	(4.2) %	(1.2) %	13.2%
Total mainline	6,738	6.7%	2.1%	2.0%	4.5%
Regional	1,497	(4.1) %	(2.3) %	(2.8) %	(1.8) %
Consolidated	8,235	4.6%	0.8%	0.6%	3.7%

“Delta delivered solid revenue performance in the December quarter, growing our top line by 6 percent against a backdrop of nearly 15 percent lower fuel prices,” said Ed Bastian, Delta’s president. “While we face revenue headwinds from the stronger dollar and lower fuel prices going forward, we have confidence we can continue to generate top-line growth as we realize additional benefits from our Virgin Atlantic joint venture, restructure our Pacific network, gain additional corporate share, and ramp up our merchandising efforts with branded fares and enhanced customer segmentation.”

Fuel

Excluding mark-to-market adjustments,3 fuel expense declined $342 million driven by lower market prices and higher refinery profits. Delta’s average fuel price was $2.62 per gallon for the December quarter, which includes $180 million in settled hedge losses. At December 31, Delta had $925 million in hedge margin posted with counterparties. Operations at the refinery produced a $105 million profit for the December quarter, a $151 million improvement year-over-year.

“We expect a net year-over-year fuel price benefit of $500 million in the March quarter and will work throughout 2015 to maximize the benefit of fuel savings to our bottom line,” said Paul Jacobson, Delta’s chief financial officer. “Our margin postings are manageable in light of our strong cash generation and balance sheet.”

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Cost Performance

Consolidated unit cost excluding fuel expense, profit sharing and special items (CASM-Ex4), was up 0.5 percent in the December 2014 quarter on a year-over-year basis, with the benefits of Delta’s domestic refleeting and other cost initiatives offsetting the company’s investments in its employees, products and operations.

“The December quarter marks the sixth consecutive quarter with non-fuel unit cost growth below two percent, a testament that our cost initiatives and domestic upgauging efforts are continuing to deliver benefits,” Jacobson continued. “We still have many opportunities ahead of us and expect to again keep non-fuel unit cost growth below two percent for the March quarter, consistent with our long-term goal.”

Excluding special items, total operating expense in the quarter increased $135 million year-over-year driven by $143 million higher profit sharing expense and higher volume-related expenses. These cost increases were partially offset by lower fuel expense, excluding mark-to-market adjustments, and savings from Delta’s cost initiatives.

Non-operating expense, excluding special items, declined by $40 million as a result of lower interest expense, partially offset by a $13 million higher foreign exchange loss compared to the fourth quarter of 2013.

Tax expense, excluding special items, increased $383 million compared to the prior year quarter, as the company now recognizes tax expense for financial reporting purposes following the reversal of its tax valuation allowance at the end of 2013. Delta’s net operating loss carryforwards of more than $12 billion will largely offset cash taxes due on future earnings during the next several years.

Cash Flow

Cash from operations during the December 2014 quarter was $1.5 billion, driven by the company’s December quarter profit, and free cash flow was $834 million. Cash flow from operations and free cash flow include fuel hedge margin posted, which is reflected as hedge margin receivable. Capital expenditures during the December 2014 quarter were $620 million, including $444 million in fleet investments. During the quarter, Delta’s net debt maturities and capital leases were $354 million.

With its strong cash generation in the December 2014 quarter, the company returned $575 million to shareholders. The company paid $75 million in cash dividends and repurchased 12.2 million shares at an average price of $40.96 for $500 million. In 2014, the company returned a total of $1.35 billion to shareholders by paying $251 million in quarterly dividends and spending $1.1 billion to repurchase 28.6 million shares.

Delta ended the quarter with adjusted net debt of $7.3 billion, including cash that is being held by counterparties as hedge margin. The company has achieved nearly $10 billion in net debt reduction since 2009, resulting in a roughly 50% reduction in annual interest expense.

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“Delta’s strong operating cash flow, combined with our disciplined capital investments, resulted in $3.7 billion in free cash flow in 2014. We used this cash flow to reduce our net debt levels by $2.1 billion, fund excess contributions of $250 million to our pension plans, and return $1.35 billion to our owners through dividends and share repurchases,” Jacobson continued.

GAAP Metrics Related to Cost Performance and Cash Flow

On a GAAP basis compared to the December 2013 quarter, consolidated CASM increased 21 percent, total operating expense was up $2.1 billion, and fuel expense increased $1.7 billion primarily due to mark-to-market adjustments on fuel hedges settling in future periods of $2.0 billion. GAAP fuel cost per gallon for the quarter was $4.70. Non-operating expenses for the quarter increased by $86 million as a result of a $119 million mark-to-market adjustment on hedges owned by Virgin Atlantic. GAAP tax benefit was $428 million in the quarter, down $7.6 billion from the December 2013 quarter due to the release of the company’s tax valuation allowance at the end of 2013. Cash from operations for the December 2014 quarter was $582 million and the company ended 2014 with debt and capital lease obligations of $9.8 billion on a GAAP basis.

March 2015 Quarter Guidance

Following are Delta’s projections for the March 2015 quarter:

1Q15 Forecast

Operating margin	11% - 13%
Fuel price, including taxes, settled hedges and refinery impact	$2.45 - $2.50
Consolidated unit costs – excluding fuel expense and profit sharing (compared to 1Q14)	Up 0 – 2%
System capacity (compared to 1Q14)	Up ~5%
System capacity – excluding impact of 2014 winter storms (compared to 1Q14)	Up ~3%

Company Highlights

Delta has a strong commitment to its employees, customers and the communities it serves. Key accomplishments in the December 2014 quarter include:

•	Recognizing the achievements of Delta employees toward meeting the company’s financial and operational goals with $286 million of incentives in the quarter, including accruing $262 million in employee profit sharing and paying $24 million in Shared Rewards;
•	Investing in its domestic network with new service connecting Seattle with eight additional western U.S./Canada destinations as well as linking Los Angeles with the key business market of London Heathrow;
•	Announcing an order for 50 new widebody aircraft for delivery beginning in 2017: 25 A350-900 aircraft to primarily serve the Pacific region and 25 A330-900neo aircraft, which will mainly be deployed across the Atlantic. These aircraft offer a 20 percent improvement in operating cost per seat and continue Delta’s focus on making prudent, cost-effective investments in its fleet;
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•	Redefining its cabin options to offer a best-in-class product to each segment of customers with the introduction of Delta One (formerly Business Elite), Delta Comfort+ (formerly Economy Comfort), Main Cabin, and a Basic Economy option for the most price-sensitive consumers;
•	Enhancing the airport experience with the opening of an exclusive Delta Arrivals Lounge in London Heathrow, a key high-value business destination; and
•	Celebrating ten years of partnership with the Breast Cancer Research Foundation (BCRF), during which time Delta’s support has contributed more than $8 million to BCRF in the pursuit of eradicating breast cancer and has raised awareness through “Breast Cancer One”, a specially painted 767-400.

Special Items

Delta recorded a $1.4 billion special items charge, net of taxes, in the December 2014 quarter, including:

•	a $1.2 billion charge for mark-to-market adjustments on fuel hedges settling in future periods;
•	a $75 million charge for mark-to-market adjustments on hedges owned by Virgin Atlantic;
•	a $74 million charge for fleet, facilities, and other items, associated with Delta’s domestic fleet restructuring initiative as well as the write-down of certain facilities in Concourse C of Detroit Airport; and
•	a $29 million gain related to an insurance settlement.

Delta recorded a net $7.9 billion special items gain in the December 2013 quarter, including:

•	an $8.0 billion non-cash gain associated with the reversal of Delta’s tax valuation allowance;
•	a $92 million mark-to-market gain on fuel hedges; and
•	a $160 million charge for facilities, fleet and other, including charges associated with Delta’s domestic fleet restructuring.

Other Matters

Included with this press release are Delta’s unaudited Consolidated Statements of Operations for the three and twelve months ended December 31, 2014 and 2013; a statistical summary for those periods; selected balance sheet data as of December 31, 2014 and December 31, 2013; and a reconciliation of non-GAAP financial measures.

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About Delta

Delta Air Lines serves more than 170 million customers each year. Delta has ranked No. 1 in the Business Travel News Annual Airline survey for four consecutive years, a first for any airline. Additionally, Delta was named the 2014 Airline of the Year by Air Transport World magazine and was named to FORTUNE magazine’s top 50 Most Admired Companies in addition to being named the most admired airline for the third time in four years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 327 destinations in 59 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia as well as a newly formed joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Minneapolis/St. Paul, New York-JFK, New York-LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Seattle and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta, Facebook.com/delta and Delta’s blog takingoff.delta.com.

End Notes

(1)	Note A to the attached Consolidated Statements of Operations provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

(2)	Adjusted net debt includes $925 million of hedge margin receivable, which is cash that we have posted with counterparties as hedge margin. See Note A for additional information about our calculation of adjusted net debt.

(3)	Average fuel price per gallon: Delta's December 2014 quarter average fuel price of $2.62 per gallon reflects the consolidated cost per gallon for mainline and regional operations, including contract carrier operations, and includes the impact of fuel hedge contracts with original maturity dates in the December 2014 quarter. On a GAAP basis, fuel price includes $2.0 billion in fuel hedge mark-to-market adjustments recorded in periods other than the settlement period. The net refinery profit for the quarter was $105 million. See Note A for a reconciliation of average fuel price per gallon to the comparable GAAP metric.

(4)	CASM - Ex: In addition to fuel expense, profit sharing and special items, Delta believes excluding certain other expenses is helpful to investors because other expenses are not related to the generation of a seat mile. These expenses include aircraft maintenance and staffing services Delta provides to third parties, Delta's vacation wholesale operations, and refinery cost of sales to third parties. The amounts excluded were $297 million and $182 million for the December 2014 and December 2013 quarters, respectively and $913 million and $756 million for the years ended December 31, 2014 and 2013, respectively. Management believes this methodology provides a more consistent and comparable reflection of Delta's airline operations.

Forward-looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our dependence on technology in our operations; disruptions or security breaches of our information technology infrastructure; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at the Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain management and key employees; our ability to use net operating losses to offset future taxable income; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the effects of terrorist attacks; the effects of the rapid spread of contagious illnesses; and the costs associated with insurance.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of Jan. 20, 2015, and which we have no current intention to update.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

Unaudited

	Three Months Ended December 31,				Year Ended December 31,
(in millions, except per share data)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
Operating Revenue:
Passenger:
Mainline	$6,738	$6,312	$426	7%	$28,688	$26,534	$2,154	8%
Regional carriers	1,497	1,562	(65)	(4)%	6,266	6,408	(142)	(2)%
Total passenger revenue	8,235	7,874	361	5%	34,954	32,942	2,012	6%
Cargo	243	238	5	2%	934	937	(3)	–%
Other	1,169	964	205	21%	4,474	3,894	580	15%
Total operating revenue	9,647	9,076	571	6%	40,362	37,773	2,589	7%

Operating Expense:
Aircraft fuel and related taxes	4,056	2,222	1,834	83%	11,668	9,397	2,271	24%
Salaries and related costs	2,036	1,911	125	7%	8,120	7,720	400	5%
Regional carrier expense
Fuel	379	497	(118)	(24)%	1,844	2,067	(223)	(11)%
Other	825	870	(45)	(5)%	3,393	3,602	(209)	(6)%
Aircraft maintenance materials and outside repairs	474	415	59	14%	1,828	1,852	(24)	(1)%
Depreciation and amortization	438	420	18	4%	1,771	1,658	113	7%
Contracted services	423	426	(3)	(1)%	1,749	1,665	84	5%
Passenger commissions and other selling expenses	411	391	20	5%	1,700	1,603	97	6%
Landing fees and other rents	353	350	3	1%	1,442	1,410	32	2%
Profit sharing	262	119	143	NM	1,085	506	579	NM
Passenger service	195	187	8	4%	810	762	48	6%
Aircraft rent	61	47	14	30%	233	209	24	11%
Restructuring and other items	67	160	(93)	(58)%	716	402	314	78%
Other	495	360	135	38%	1,797	1,520	277	18%
Total operating expense	10,475	8,375	2,100	25%	38,156	34,373	3,783	11%

Operating (Loss) Income	(828)	701	(1,529)	NM	2,206	3,400	(1,194)	(35)%

Other Expense:
Interest expense, net	(131)	(172)	41	(24)%	(591)	(698)	107	(15)%
Loss on extinguishment of debt	(5)	–	(5)	(100)%	(268)	–	(268)	(100)%
Amortization of debt discount, net	(6)	(34)	28	(82)%	(59)	(154)	95	(62)%
Miscellaneous, net	(170)	(20)	(150)	NM	(216)	(21)	(195)	NM
Total other expense, net	(312)	(226)	(86)	38%	(1,134)	(873)	(261)	30%
(Loss) Income Before Income Taxes	(1,140)	475	(1,615)	NM	1,072	2,527	(1,455)	(58)%

Income Tax Benefit (Provision)	428	8,004	(7,576)	(95)%	(413)	8,013	(8,426)	NM

Net (Loss) Income	$(712)	$8,479	(9,191)	NM	$659	$10,540	$(9,881)	(94)%

Basic (Loss) Income Per Share	$(0.86)	$10.02			$0.79	$12.41
Diluted (Loss) Income Per Share	$(0.86)	$9.89			$0.78	$12.29

Basic Weighted Average Shares Outstanding	825	846			836	849
Diluted Weighted Average Shares Outstanding	825	858			845	858

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DELTA AIR LINES, INC.

Selected Balance Sheet Data

(in millions)	December 31, 2014	December 31, 2013
	(Unaudited)
Cash and cash equivalents	$2,088	$2,844
Short-term investments	1,217	959
Restricted cash, cash equivalents and short-term investments	61	122
Total assets	54,002	52,252
Total debt and capital leases, including current maturities	9,777	11,342
Total stockholders' equity	8,813	11,643

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2014	2013	Change		2014	2013	Change
Consolidated:
Revenue passenger miles (millions)	48,028	46,190	4%		202,925	194,988	4%
Available seat miles (millions)	58,029	55,945	4%		239,676	232,740	3%
Passenger mile yield (cents)	17.15	17.05	1%		17.22	16.89	2%
Passenger revenue per available seat mile (cents)	14.19	14.07	1%		14.58	14.15	3%
Operating cost per available seat mile (cents)	18.05	14.97	21%		15.92	14.77	8%
CASM-Ex - see Note A (cents)	9.34	9.29	1%		9.16	9.14	–%
Passenger load factor	82.8%	82.6%	0.2	pts	84.7%	83.8%	0.9	pts
Fuel gallons consumed (millions)	944	922	2%		3,893	3,828	2%
Average price per fuel gallon, adjusted - see Note A	$2.62	$3.05	(14)%		$2.87	$3.07	(7)%
Number of aircraft in fleet, end of period	915	912	3
Full-time equivalent employees, end of period	79,655	77,755	2%

Mainline:
Revenue passenger miles (millions)	42,715	40,803	5%		181,187	172,917	5%
Available seat miles (millions)	51,190	48,978	5%		212,232	204,203	4%
Operating cost per available seat mile (cents)	17.71	13.80	28%		15.15	13.70	11%
CASM-Ex - see Note A (cents)	8.75	8.63	1%		8.53	8.44	1%
Fuel gallons consumed (millions)	789	761	4%		3,262	3,163	3%
Average price per fuel gallon, adjusted - see Note A	$2.64	$3.03	(13)%		$2.85	$3.05	(7)%
Number of aircraft in fleet, end of period	772	743	29

Note: except for full-time equivalent employees and number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this presentation to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Net Income and Pre-Tax Income, excluding special items. Delta excludes special items from net income and pre-tax income because management believes the exclusion of these items is helpful to investors to evaluate the company's recurring core operational performance in the periods shown. Therefore, we adjust for these amounts to arrive at more meaningful financial measures. Special items excluded in the tables below showing the reconciliation of net income and pre-tax income are:

Mark-to-market adjustments for fuel hedges recorded in periods other than the settlement period ("MTM adjustments"). MTM adjustments are based on market prices at the end of the reporting period for contracts settling in future periods. Such market prices are not necessarily indicative of the actual future value of the underlying hedge in the contract settlement period. Therefore, excluding these adjustments allows investors to better understand and analyze the company's core operational performance in the periods shown.

Restructuring and other items. Restructuring and other items includes fleet and other charges, severance and related costs, an insurance settlement, and a litigation settlement. Because of the variability in restructuring and other items, the exclusion of this item is helpful to investors to analyze the company’s recurring core operational performance in the period shown.

Loss on extinguishment of debt. Because of the variability in loss on extinguishment of debt, the exclusion of this item is helpful to investors to analyze the company’s recurring core operational performance in the period shown.

Virgin Atlantic MTM Adjustments. We record our proportionate share of earnings from our equity investment in Virgin Atlantic in non-operating expense. We exclude Virgin Atlantic's MTM adjustments to allow investors to better understand and analyze the company’s financial performance in the period shown.

Income Tax. Pre-tax (loss) income is adjusted for the income tax effect of special items in 2014. We believe this adjustment allows investors to better understand and analyze the company’s core operational performance in the periods shown.

Release of tax valuation allowance. Because of the uniqueness of the net gain related to the reversal of the tax valuation allowance at the end of 2013, the exclusion of this gain allows investors to better understand and analyze the company's core operational performance in the period shown.

Dilutive weighted average shares outstanding. Due to our net loss position, we excluded from our net loss per share calculation all common stock equivalents because their effect is anti-dilutive. Net income, excluding special items, includes the dilutive effect of all common stock equivalents. We believe this adjustment allows investors to better understand and analyze the company’s core operational performance in the periods shown.

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Net Income and Pre-Tax Income, excluding special items (continued)

	Three Months Ended			Net (Loss) Income
	December 31, 2014			Per Diluted Share
	Pre-Tax	Income	Net	Three Months Ended
(in millions, except per share data)	(Loss) Income	Tax	(Loss) Income	December 31, 2014
GAAP	$(1,140)	$428	$(712)	$(0.86)
Items excluded:
MTM adjustments	1,966	(725)	1,241
Restructuring and other items	67	(25)	42
Loss on extinguishment of debt	5	(2)	3
Virgin Atlantic MTM adjustments	119	(44)	75
Total items excluded	2,157	(796)	1,361	1.64
Non-GAAP	$1,017	$(368)	$649	$0.78

(in shares)	Three Months Ended December 31, 2014

Dilutive weighted average shares outstanding	825
Dilutive effect of share-based awards	10
Diluted weighted average shares outstanding, adjusted	835

	Three Months Ended
	December 31, 2013
	Pre-Tax	Income	Net
(in millions)	Income	Tax	Income
GAAP	$475	$8,004	$8,479
Items excluded:
MTM adjustments	(92)	–	(92)
Restructuring and other items	160	–	160
Release of valuation allowance	–	(7,989)	(7,989)
Total items excluded	68	(7,989)	(7,921)
Non-GAAP	$543	$15	$558

	Year Ended			Year Ended
	December 31, 2014			December 31, 2013
	Pre-Tax	Income	Net	Pre-Tax	Pre-Tax
(in billions)	Income	Tax	Income	Income	Income Change
GAAP	$1.1	$(0.4)	$0.7	$2.5
Items excluded:
MTM adjustments	2.3			(0.3)
Restructuring and other items	0.7			0.4
Loss on extinguishment of debt	0.3
Virgin Atlantic MTM adjustments	0.1
Total items excluded	3.4	(1.3)	2.1	0.1
Non-GAAP	$4.5	$(1.7)	$2.8	$2.6	$1.9	70%

Operating Margin, adjusted. Delta excludes MTM adjustments and restructuring and other items from operating margin for the reasons described above under the heading Net Income and Pre-tax Income, excluding special items. Delta also excludes the following from operating margin:

Refinery Sales. Delta's refinery segment provides jet fuel to the airline segment from its own production and from jet fuel obtained through agreements with third parties. Activities of the refinery segment are primarily for the benefit of the airline. However, from time to time, the refinery sells fuel by-products to third parties. These sales are recorded gross within other revenue and other operating expense. We believe excluding refinery sales from operating margin allows investors to better understand and analyze the impact of fuel cost on our results in the periods shown.

	Three Months Ended	Year Ended
	December 31, 2014	December 31, 2014
Operating margin	(8.6)%	5.5%
Items excluded:
MTM adjustments	20.4%	5.8%
Restructuring and other items	0.7%	1.8%
Refinery sales	0.1%	-
Operating margin, adjusted	12.6%	13.1%

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Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to long-term adjusted debt and capital leases, to present estimated financial obligations. Delta reduces adjusted debt by cash, cash equivalents and short-term investments, and hedge margin receivable, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company’s overall debt profile. Management has reduced adjusted debt by the amount of hedge margin receivable, which reflects cash posted to counterparties, as we believe this removes the impact of current market volatility on our unsettled hedges and is a better representation of the continued progress we have made on our debt initiatives.

	Year Ended		Year Ended		Year Ended
(in billions)	December 31, 2014		December 31, 2013		December 31, 2009
Debt and capital lease obligations	$9.8		$11.3		$17.2
Plus: unamortized discount, net from purchase accounting and fresh start reporting	0.1		0.4		1.1
Adjusted debt and capital lease obligations		$9.9		$11.7		$18.3
Plus: 7x last twelve months' aircraft rent		1.6		1.5		3.4
Adjusted total debt		11.5		13.2		21.7
Less: cash, cash equivalents and short-term investments		(3.3)		(3.8)		(4.7)
Less: hedge margin receivable		(0.9)		–		–
Adjusted net debt		$7.3		$9.4		$17.0

Fuel expense, adjusted and Average fuel price per gallon adjusted. The tables below show the components of fuel expense, including the impact of the refinery and hedging on fuel expense and average price per gallon. We then exclude MTM adjustments from total fuel expense and average price per gallon because, as described above under the heading Net Income and Pre-Tax Income, excluding these adjustments allows investors to better understand and analyze Delta's costs for the periods reported.

Consolidated:

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	December 31,		December 31,
(in millions, except per gallon data)	2014	2013	2014	2013
Fuel purchase cost	$2,394	$2,823	$2.54	$3.06
Airline segment fuel hedge losses (gains)	2,146	(150)	2.27	(0.16)
Refinery segment impact	(105)	46	(0.11)	0.05
Total fuel expense	$4,435	$2,719	$4.70	$2.95
MTM adjustments	(1,966)	92	(2.08)	0.10
Total fuel expense, adjusted	$2,469	$2,811	$2.62	$3.05

			Average Price Per Gallon
	Year Ended		Year Ended
	December 31,		December 31,
(in millions, except per gallon data)	2014	2013	2014	2013
Fuel purchase cost	$11,350	$11,792	$2.91	$3.09
Airline segment fuel hedge losses (gains)	2,258	(444)	0.58	(0.12)
Refinery segment impact	(96)	116	(0.02)	0.03
Total fuel expense	$13,512	$11,464	$3.47	$3.00
MTM adjustments	(2,346)	276	(0.60)	0.07
Total fuel expense, adjusted	$11,166	$11,740	$2.87	$3.07

Mainline:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Mainline average price per gallon	$5.13	$2.91	$3.57	$2.96
MTM adjustments	(2.49)	0.12	(0.72)	0.09
Mainline average price per gallon, adjusted	$2.64	$3.03	$2.85	$3.05

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Non-Fuel Unit Cost or Cost per Available Seat Mile ("CASM-Ex"). We exclude the following items from consolidated CASM to evaluate the company’s core unit cost performance:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year non-fuel financial performance. The exclusion of aircraft fuel and related taxes from this measure (including our regional carriers) allows investors to better understand and analyze our non-fuel costs and our year-over-year financial performance.

Profit sharing. We exclude profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

Restructuring and other items. We exclude restructuring and other items from CASM for the same reasons described above under the heading Net Income and Pre-Tax Income, excluding special items.

Other expenses. Other expenses include aircraft maintenance and staffing services we provide to third parties, our vacation wholesale operations and refinery cost of sales to third parties. Because these businesses are not related to the generation of a seat mile, we exclude the costs related to these sales to provide a more meaningful comparison of the costs of our airline operations to the rest of the airline industry.

Consolidated CASM-Ex:

	Three Months Ended		Three Months Ended
	December 31, 2014	December 31, 2013	September 30, 2014	September 30, 2013
CASM (cents)	18.05	14.97	15.69	13.97
Items excluded:
Aircraft fuel and related taxes	(7.64)	(4.86)	(5.22)	(4.43)
Profit sharing	(0.45)	(0.21)	(0.58)	(0.39)
Restructuring and other items	(0.12)	(0.29)	(0.86)	(0.17)
Other expenses	(0.50)	(0.32)	(0.37)	(0.34)
CASM-Ex	9.34	9.29	8.66	8.64
Year-over-year change	0.5%		0.3%

	Three Months Ended		Three Months Ended
	June 30, 2014	June 30, 2013	March 31, 2014	March 31, 2013
CASM (cents)	14.63	14.69	15.39	15.61
Items excluded:
Aircraft fuel and related taxes	(4.75)	(5.17)	(5.01)	(5.28)
Profit sharing	(0.55)	(0.20)	(0.18)	(0.04)
Restructuring and other items	(0.05)	(0.06)	(0.09)	(0.19)
Other expenses	(0.30)	(0.28)	(0.34)	(0.35)
CASM-Ex	8.98	8.98	9.77	9.75
Year-over-year change	0.0%		0.2%

	Three Months Ended		Three Months Ended
	December 31, 2013	December 31, 2012	September 30, 2013	September 30, 2012
CASM (cents)	14.97	15.18	13.97	13.83
Items excluded:
Aircraft fuel and related taxes	(4.86)	(5.33)	(4.43)	(4.42)
Profit sharing	(0.21)	(0.12)	(0.39)	(0.28)
Restructuring and other items	(0.29)	(0.23)	(0.17)	(0.24)
Other expenses	(0.32)	(0.33)	(0.34)	(0.34)
CASM-Ex	9.29	9.17	8.64	8.55
Year-over-year change	1.3%		1.1%

	Year Ended
	December 31, 2014	December 31, 2013
CASM (cents)	15.92	14.77
Items excluded:
Aircraft fuel and related taxes	(5.64)	(4.92)
Profit sharing	(0.45)	(0.22)
Restructuring and other items	(0.30)	(0.17)
Other expenses	(0.37)	(0.32)
CASM-Ex	9.16	9.14

Mainline CASM-Ex:

	Three Months Ended		Three Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Mainline CASM (cents)	17.71	13.80	15.15	13.70
Items excluded:
Aircraft fuel and related taxes	(7.92)	(4.52)	(5.50)	(4.60)
Profit Sharing	(0.51)	(0.24)	(0.51)	(0.25)
Restructuring and other items	(0.01)	(0.08)	(0.24)	(0.10)
Other expenses	(0.52)	(0.33)	(0.37)	(0.31)
Mainline CASM-Ex	8.75	8.63	8.53	8.44

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Operating Expense, adjusted. Delta excludes restructuring and other items and MTM adjustments from operating expense for the same reasons as described above under the heading Net Income and Pre-Tax Income, excluding special items.

	Three Months Ended
	December 31,
(in millions)	2014	2013
Operating expense	$10,475	$8,375
Items excluded:
MTM adjustments	(1,966)	92
Restructuring and other items	(67)	(160)
Operating expense, adjusted	$8,442	$8,307

Non-Operating Expense excluding special items. Delta excludes Virgin Atlantic MTM adjustments and loss on extinguishment of debt from operating expense for the same reasons as described above under the heading Net Income and Pre-Tax Income, excluding special items.

	Three Months Ended	Three Months Ended
(in millions)	December 31, 2014	December 31, 2013
GAAP	$312	$226
Items excluded:
Virgin Atlantic MTM adjustments	(119)	2
Loss on extinguishment of debt	(5)	–
Non-GAAP	$188	$228

Net Cash Provided by Operations, adjusted or "Cash From Operations". Delta presents cash from operations because management believes adjusting for these amounts provides a more meaningful financial measure for investors. Adjustments include:

Hedge margin. Management has included margin postings to counterparties as we believe this inclusion removes the impact of current market volatility on our unsettled hedges and allows investors to better understand and analyze the company’s core operational performance in the periods shown.

Reimbursements related to build-to-suit facilities and other. Management believes investors should be informed that these reimbursements for build-to-suit leased facilities effectively reduce net cash provided by operating activities and related capital expenditures.

Three Months Ended
(in billions)	December 31, 2014
Net cash provided by operating activities (GAAP)	$582
Adjustments:
Hedge margin	925
Reimbursements related to build-to-suit leased facilities and other	(42)
Net cash provided by operating activities, adjusted	$1,465

Free Cash Flow. Delta presents free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. This metric is adjusted for the posting of hedge margin for the same reason described under the heading Net Cash Provided by Operations, adjusted.

Three Months Ended
(in millions)	December 31, 2014
Net cash provided by operating activities	$582
Net cash used in investing activities	(38)
Adjustments:
Purchase of short-term investments	153
Redemption of short-term investments and other	(788)
Hedge margin	925
Total free cash flow	$834

Year Ended
(in billions)	December 31, 2014
Net cash provided by operating activities	$4.9
Net cash used in investing activities	(2.5)
Adjustments:
Purchase of short-term investments	1.8
Redemption of short-term investments and other	(1.4)
Hedge margin	0.9
Total free cash flow	$3.7

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Capital Expenditures, Net. Delta presents net capital expenditures because management believes investors should be informed that a portion of these capital expenditures are reimbursed by a third party.

Three Months Ended
(in millions)	December 31, 2014
Flight equipment, including advance payments (GAAP)	$483
Ground property and equipment, including technology (GAAP)	177
Adjustment:
Reimbursements related to build-to-suit leased facilities and other	(40)
Capital expenditures, net	$620

Net Debt Maturities and Capital Leases. Delta presents net debt maturities and capital leases because management believes this metric is helpful to investors to evaluate the company's debt related activities and cash flows.

Three Months Ended
(in millions)	December 31, 2014
Payments on long-term debt and capital leases (GAAP)	$443
Proceeds from short-term obligations	(49)
Proceeds from long-term obligations	(40)
Net debt maturities and capital leases	$354

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